Prospectus Supplement No. 14	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 19, 2021)	Registration No. 333-252569

Landsea Homes Corporation

41,301,645 Shares of Common Stock

5,500,000 Warrants to Purchase Common Stock

This prospectus supplement no. 14 is being filed to update and supplement information contained in the prospectus dated March 19, 2021 (the “Prospectus”) related to: (1) the issuance by us of up to 7,052,500 shares of our common stock, par value $0.0001 per share (“Common Stock”) that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the Private Placement Warrants (as defined in the Prospectus); and (2) the offer and sale, from time to time, by the Selling Holders (as defined in the Prospectus) identified in the Prospectus, or their permitted transferees, of (i) up to 41,301,645 shares of Common Stock and (ii) up to 5,500,000 Private Placement Warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 20, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Any document, exhibit or information contained in the Current Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and warrants are traded on the Nasdaq Global Market under the symbols “LSEA” and “LSEAW,” respectively. On January 19, 2022, the closing price of our Common Stock was $7.37 per share and the closing price of our warrants was $0.1611 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 16 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 20, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2022

LANDSEA HOMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38545	82-2196021

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

660 Newport Center Drive, Suite 300
Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 345-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	LSEA	The Nasdaq Capital Market
Warrants exercisable for Common Stock	LSEAW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act.	☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 18, 2022, Landsea Homes Corporation, a Delaware corporation (the “Company”), and its wholly owned subsidiary, Landsea Homes of Florida LLC, a Delaware corporation (“Buyer”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with SAM Building Partners, LLC and Edge Creek Ventures, LLC, as the sellers (each a “Seller” and, collectively, the “Sellers”), and SWO Holdings Irrevocable Trust dated April 3, 2017, AJO Holdings Irrevocable Trust dated April 3, 2017, JMO Holdings Irrevocable Trust dated April 3, 2017, Stephen W. Orosz, Andrew J. Orosz, and J. Matthew Orosz, pursuant to which Buyer acquired (the “Acquisition”) all the membership interests of Hanover Family Builders, LLC, a Florida-based homebuilder (“HFB”), which Acquisition closed concurrently with the execution of the Purchase Agreement. Buyer acquired all of the outstanding equity interests of HFB for an aggregate cash purchase price of $179.2 million, subject to certain post-closing adjustments with respect to transaction expenses and working capital, in each case, as further described in the Purchase Agreement. The Purchase Agreement contains customary representations, warranties and covenants of the parties, and indemnification provisions with respect to various breaches and other matters as further described in the Purchase Agreement.

Neither the Company nor any of its affiliates (including Buyer), nor any director or officer of the Company or any of its affiliates (including Buyer), nor any associate of any such director or officer, has any material relationship with the Sellers or their affiliates.

Concurrently with the closing of the Acquisition, the Company repaid all $69.3 million in principal of HFB’s outstanding indebtedness. The Company funded the Acquisition, including the repayment of HFB’s indebtedness from a combination of cash on hand and borrowings under the Company’s existing revolving credit facility.

Concurrently with the consummation of the Acquisition, the Company and Buyer entered into an agreement with Hanover Land Company, LLC (“HLC”), an entity owned by affiliates of the Sellers, and certain of its affiliates (the “Hanover Agreement”). Pursuant to the Hanover Agreement, the Company, through Buyer, agreed to purchase certain land positions from HLC and its affiliates and enter into purchase agreements to acquire additional lots in the future. The Hanover Agreement also grants the Company a right of first refusal with respect to single family residential land acquisitions and projects sold by HLC or its affiliates for two years after the closing of the Acquisition.

The foregoing description of the Purchase Agreement and the Hanover Agreement are not complete and are qualified in their entirety by reference to the full text of such agreements, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively to this Current Report on Form 8-K and incorporated herein by reference. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 relating to the Acquisition is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired:

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days from which this Current Report on Form 8-K must be filed.

(b) Pro Forma Financial Information:

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days from which this Current Report on Form 8-K must be filed.

(d) Exhibits

Exhibit No.	Description
10.1	Membership Interest Purchase Agreement, dated January 18, 2022, by and among Landsea Homes Corporation, Landsea Homes of Florida LLC, SAM Building Partners, LLC and Edge Creek Ventures, LLC, as the sellers, and SWO Holdings Irrevocable Trust dated April 3, 2017, AJO Holdings Irrevocable Trust dated April 3, 2017, JMO Holdings Irrevocable Trust dated April 3, 2017, Stephen W. Orosz, Andrew J. Orosz, and J. Matthew Orosz.*
10.2	Hanover Agreement, dated January 18, 2022, by and among Landsea Homes Corporation, Landsea Homes of Florida LLC, Hanover Land Company, LLC and the other seller parties thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(10) of Regulation S-K and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSEA HOMES CORPORATION

Date: January 20, 2022	By:	/s/ Franco Tenerelli
Name: Franco Tenerelli
Title: Executive Vice President, Chief Legal Officer and Secretary